                                                                    EXHIBIT 12.1


                                 CEPHALON, INC.

                        COMPUTATION OF RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                                                       THREE
                                                                                                                       MONTHS
                                                                                                                       ENDED
                                                                    YEAR ENDED DECEMBER 31,                           MARCH 31,
                                                                    -----------------------
                                                   2000         1999          1998          1997          1996          2001
                                                ---------     ---------     ---------     ---------     ---------     ---------
Fixed charges and preferred stock dividends:
Interest expense                                $   2,254     $   8,377     $   2,017     $   3,349     $   2,424     $   2,358
Preferred stock dividends                           9,063         3,398          --            --            --           2,266
                                                ---------     ---------     ---------     ---------     ---------     ---------
Total fixed charges and preferred
Stock dividends                                 $  11,317     $  11,775     $   2,017     $   3,349     $   2,424     $   4,624
                                                =========     =========     =========     =========     =========     =========

Loss from operations                            $(104,385)    $ (69,123)    $ (75,848)    $ (79,585)    $ (79,845)    $  (8,691)
                                                =========     =========     =========     =========     =========     =========


Ratio of earnings to fixed
charges and  preferred stock
dividends (1).................                         --            --            --            --            --            --

(1) For the fiscal years ended December 31, 2000, 1999, 1998, 1997 and 1996 and for the three months ended March 31, 2001, a loss from operations was reported. Earnings were insufficient to cover fixed charges and, as such, no ratios are provided.